                                                                  Exhibit (b)(1)



March 7, 2001

David Ehrenfest Steinglass
Executive Vice President
ACAS Acquisition (Weston), Inc.
Two Bethesda Metro Center, Suite 1400
Bethesda, MD  20814

Dear Mr. Ehrenfest Steinglass:

       You have requested that we consider a financial arrangement with Roy F. Weston, Inc. (the "Borrower"), in connection with the purchase by ACAS Acquisition (Weston), Inc. ("Parent") of 100% of the stock of the Borrower (the "Acquisition") and the merger of the subsidiary (the "Subsidiary") of the Parent into the Borrower (the "Merger") and to provide for Borrower's ongoing working capital needs after the Merger. The sum of the purchase price of the Stock in connection with the Merger and certain transaction costs payable at closing is approximately $58,725,840 plus the repayment of existing debt. In connection therewith and subject to and upon the terms and conditions hereinafter set forth, Bank of America, N.A. ("Bank") and Fleet Capital Corporation ("Lender") are pleased to commit to providing (or amending the existing Bank of America, N.A. facility to provide) the Borrower with a total credit facility (the "Credit Facility") of up to $50,000,000 for which Bank of America, N.A. will act as agent (the "Agent") for Fleet Capital Corporation and one or more other lenders (together with Lender, the "Lenders"), as follows:

1. REVOLVING CREDIT LINE:

       1.1 REVOLVING CREDIT FACILITY: A five-year revolving credit facility (the "Revolving Credit Facility"), not exceeding $40,000,000 at any one time outstanding, and providing for loans and advances limited to the sum of: (i) 90% of eligible billed government accounts receivable less than 91 days from date of original invoice; plus (ii) 85% of eligible billed commercial accounts receivable less than 91 days from date of original invoice; plus
              (iii) 50% of eligible unbilled accounts receivable up to a maximum of $10,000,000. Unbilled eligible accounts receivable advances shall be limited to costs incurred as of the borrowing base date, which will be billed within 30 days, and which are not used to offset any reserve for Billings in Excess of Costs (as hereinafter defined). Standards of eligibility and establishment of reserves against loan availability will be established by Bank of America and are subject to revision at Agent's discretion. The principal amount of the loans made under the Revolving Credit Facility shall be repaid on the sooner to occur of termination of the Revolving Credit Facility (whether by Borrower or Agent and whether prior to or after the occurrence of an event of default) or Borrower's or Agent's receipt of any proceeds of any accounts or inventory, to the extent of such proceeds.

       1.2 Borrower may use the loan availability under the Revolving Credit Facility to cause to be opened one or more Documentary Letters of Credit and Standby Letters of Credit


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David Ehrenfest Steinglass
ACAS Acquisition (Weston), Inc.
March 7, 2001
Page 2 of 14

              ("L/C's") for which Agent would establish a 100% reserve for all Letters of Credit against loan availability under the Revolving Credit Facility, provided, however, that the undrawn face amount of all L/C's at any one time outstanding shall not exceed $7,500,000 and the tenor of any such L/C shall not exceed one year (180 days in the case of Documentary Letters of Credit).

       1.3 RATE: Subject to adjustments made pursuant to Performance Pricing options, all loans and advances under the Revolving Credit Facility shall bear interest payable monthly, calculated on the basis of a 360 day year for actual days elapsed, at a rate equal to (i) one hundred basis points (1.00%) in excess of the Reference Rate publicly announced from time to time by Bank, which interest rate shall change as the Reference Rate changes; or at Borrower's option, (ii) the Applicable LIBOR Margin (as defined below) plus the 30, 60 or 90 day reserve adjusted LIBOR rate as quoted by Bank, The LIBOR rate would be subject to standard LIBOR conventions and mutually agreed upon restrictions as to total outstanding amounts, initial amounts and incremental amounts.

              REFERENCE RATE means the rate of interest publicly announced from time to time by Bank, in Charlotte, NC, as its prime rate. It is a rate set by Bank based upon various factors including Bank's costs and desired return, general economic conditions, and other factors, and is used as a reference point for pricing some loans. Bank may price loans at above or below the Reference Rate. Any change in the Reference Rate shall take effect on the day specified in the public announcement of such change.

       1.4 L/C FEE: Two percent (2.00%) per annum (on the basis of a 360 day year for actual days elapsed) would be payable monthly in arrears on the average undrawn amounts of all letters of credit, in addition to the amount of any costs or expenses incurred by Lender (including the charges of the issuing bank) in connection with any letter of credit opened, or caused to be opened. If any L/C, whether or not due or payable, is for any reason outstanding on the effective date of termination of the Revolving Credit Facility, Borrower will be obligated to pay to Agent in cash an amount equal to the sum of the undrawn amount of such L/C plus all amounts which Bank, Agent or any Lender has theretofore paid with respect to such L/C and for which such payor has not received reimbursement.

       1.5 EARLY TERMINATION FEE: In the event that the Revolving Credit Facility is for any reason whatsoever terminated prior to its scheduled expiration date, the Borrower shall pay to the Agent, for the ratable benefit of the Lenders, an early termination fee. If the effective date of the termination of the Credit Facilities occur in the first year of the term, then the early termination fee shall be 1.53% of the commitment amount; in the second and third years, the early termination fee shall be .62% of the commitment amount; and for all periods thereafter, there shall be no early termination fee. Should termination occur after the first anniversary due to the Borrower refinancing the credit facility with the Bank or any of its affiliates pursuant to a credit agreement in which the


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David Ehrenfest Steinglass
ACAS Acquisition (Weston), Inc.
March 7, 2001
Page 3 of 14

              Bank is the sole lender or agent, the early termination fee shall be waived.

2. REAL ESTATE TERM LOAN:

       2.1 AMOUNT AND AMORTIZATION: A five-year term loan (the "R/E Term Loan") in principal amount equal to $10,000,000.

              The Term Loan shall be repayable in fifty-nine (59) consecutive monthly principal installments of $83,333.33 commencing thirty
              (30) days after the closing ("Closing") of the financial accommodations described herein with a final payment of the outstanding balance due on the final maturity, expiration or termination of the financial accommodations described herein. Proceeds of the Weldon Spring claim and of sales of fixed assets (with a book value in excess of $250,000) or real estate assets shall prepay the Term Loan, in inverse order of maturity.

       2.2 RATE: Subject to adjustments made pursuant to Performance Pricing options, all loans and advances under the R/E Term Loan shall bear interest payable monthly, calculated on the basis of a 360 day year for actual days elapsed, at a rate equal to (i) one hundred basis points (1%) in excess of the Reference Rate; or at Borrower's option, (ii) the Applicable LIBOR Margin plus the 30, 60 or 90 day reserve adjusted LIBOR rate as quoted by Bank. The LIBOR option would be subject to standard LIBOR conventions and mutually agreed upon restrictions as to total outstanding amounts, initial amounts and incremental amounts

3. PERFORMANCE PRICING: The Facilities shall bear interest at a rate equal to
              (1) LIBOR plus the Applicable LIBOR Margin or (2) the Reference Rate plus one hundred basis point (1%). The Revolving Credit Facility shall also be subject to an unused line fee (the "Unused Fee") payable monthly in arrears on the unused portion of the Revolving Credit Facility calculated on the basis of a 360 day year for actual days elapsed. The Applicable LIBOR Margin and Unused Fee, for any fiscal quarter following the closing, shall be determined as of the last day of the immediately preceding fiscal quarter based on the Performance Grid as follows:


-----------------------------------------------------------------------------------------
                                                                              Applicable
         Total Funded Debt/                                                     LIBOR
            EBITDA Ratio                           Unused Fee                   Margin
-----------------------------------------------------------------------------------------
     less than or equal to 3.00                       30b.p.                    215b.p.
-----------------------------------------------------------------------------------------
>3.00 and less than or equal to 3.50                  30b.p.                    245b.p.
-----------------------------------------------------------------------------------------
>3.50 and less than or equal to 4.00                  35b.p.                    275b.p.
-----------------------------------------------------------------------------------------
>4.00 and less than or equal to 4.50                  40b.p.                    305b.p.
-----------------------------------------------------------------------------------------
             > 4.50                                   40b.p.                    335b.p.
-----------------------------------------------------------------------------------------

       At Closing, the Applicable LIBOR Margin and Unused Fee shall be the highest rate set forth


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David Ehrenfest Steinglass
ACAS Acquisition (Weston), Inc.
March 7, 2001
Page 4 of 14

above.

4. GUARANTORS: Guaranties shall be provided by Parent and all existing and hereafter acquired subsidiaries on a senior secured basis.

5. FACILITY FEES: Fees associated with the Facility shall include:

              i. A commitment fee as set forth in the letter agreement (the "Fee Letter A") executed in connection herewith;

              ii. A fee of $750 per day, per person plus out of pocket expenses per field exam. Estimated requirement of four Field Exams per year.

              iii. An arrangement Fee to Agent as set forth in the letter agreement (the "Fee Letter B") executed in connection herewith.

6. INTEREST RATE HEDGE: Borrower shall be required to purchase interest rate protection on a minimum of 25% of the senior funded debt through a hedging arrangement with the Bank or another institution acceptable to Agent. The Agent will establish a reserve against loan availability under the Revolving Credit Facility to address any credit exposure to Bank associated with this product.

7. DEFAULT INTEREST: Upon and during the continuation of an event of default, the applicable interest rate and letter of credit fees would be increased by two percent (2.00%) per annum.

8. COLLATERAL: All loans, advances and other obligations, liabilities and indebtedness of the Borrower to Agent and the Lenders (the "Obligations") shall be secured by valid, perfected and enforceable first priority liens and security interests in all present and future assets of the Borrower (other than certain assets subject to capital leases on the date hereof) including, without limitation, all of the Borrower's accounts, contract rights, instruments, documents, chattel paper, general merchandise, owned real property, machinery and equipment, general intangibles, inventory, patents, tradenames and all deposit accounts and all proceeds of any of the foregoing, including, without limitation, insurance proceeds and the stock of all subsidiaries. The Borrower shall at all times maintain a "special deposit account" with a bank that is acceptable to the Agent on terms and conditions satisfactory to the Agent. The Borrower shall on a daily basis deposit all cash receipts and other collections into such "special deposit account", which shall be transferred directly to the Agent on a daily basis and applied to repay outstanding obligations under the Revolving Credit Facility.


9. COVENANTS AND OTHER PROVISIONS: The Agent's loan agreement shall contain the following financial performance covenants that will be tested quarterly (except Minimum Tangible Net Worth, which will be a maintenance covenant). For the first three-quarters following closing, each quarterly period shall be added to the last and annualized in order to

David Ehrenfest Steinglass
ACAS Acquisition (Weston), Inc.
March 7, 2001
Page 5 of 14

              calculate covenants. At the end of the fourth quarter, all ratios shall be tested quarterly for the prior four quarters.

       9.1 Maximum ratio of Total Funded Debt to EBITDA of 5.0 to 1.0, stepping down to 4.25 to 1.0 at December 31, 2001, to 3.75 to 1.0 at December 31, 2002 and to 3.5 to 1.0 at December 31, 2003;

       9.2 Maximum ratio of Senior Funded Debt to EBITDA of 3.25 to 1.0, stepping down to 3.0 to 1.0 at December 31, 2001 and to 2.5 to 1.0 at December 31, 2002;

       9.3 Minimum Fixed Charge Coverage Ratio of 1.20. Defined as EBITDA minus non-financed capital expenditures divided by cash interest plus principal and lease amortization and cash taxes.

       9.4 Minimum Tangible Net Worth of $3,500,000 with step-ups to account for 50% of net income, 100% of any equity issuance and 100% for the write-up of any assets.

       9.5 Borrower shall provide a monthly compliance certificate stating that all Accounts Payable relating to sub-contractors are not more than 30 days past due for the period covered, and that amounts not paid according to terms do not exceed, in the aggregate, $500,000, except for amounts in good faith dispute. A reserve from collateral availability shall be required for any amounts over 30 days past due related to unpaid sub-contractor payables with possible Mechanics' Lien rights, except for amounts in good faith dispute. Agent reserves the right to impose borrowing base reserves for amounts in dispute.

       9.6 The Agent's loan agreement shall also include such agreements, representations, warranties and financial, affirmative and negative covenants, defaults (including, without limitation, cross-defaults) as the Agent may customarily use in transactions of this type to evidence, secure and assure repayment and performance of all of the Borrower's present and future, obligations to the Agent and the Lenders.

10. NEGATIVE COVENANTS Shall include, but not be limited to, limitations on additional indebtedness, restricted payments, investments, change in control and management, assumption of liabilities, mergers and acquisitions, dividends and distributions, sale or pledge of assets and loans and advances to third parties. Cash capital expenditures shall be limited to $3,500,000 per annum. In addition to the $3,500,000 capital expenditure limitation for Fiscal Year 2001, the company shall be permitted to make additional capital expenditures, during Fiscal Year 2001 only, for the purpose of acquiring equipment to support three EPA START Contracts. These expenditures in the aggregate shall not exceed $800,000.

11. REPORTING REQUIREMENTS

       11.1 Monthly financial statements, in conformity with generally accepted accounting principles applied on a consistent basis, within 45 days of the end of each month;


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David Ehrenfest Steinglass
ACAS Acquisition (Weston), Inc.
March 7, 2001
Page 6 of 14

       11.2 Quarterly financial statements and 10Q if applicable within 45 days of the end of each fiscal quarter. Each quarterly statement shall be accompanied by a compliance certificate, which certifies continuing compliance with all representations, warranties and covenants;

       11.3 Annual financial statements and 10K if applicable within 120 days of fiscal year end, prepared and certified by a CPA acceptable to Agent. Each annual statement shall be accompanied by a compliance certificate, which certifies continuing compliance with all representations, warranties and covenants, and validation of the Borrowing Base Certificate and all reserves calculated thereon;

       11.4 Annual financial projections in form and substance satisfactory to Agent, within 30 days of each fiscal year end;

       11.5 Monthly project status reports in form and substance satisfactory to Agent, within 30 days of month end;

       11.6 Quarterly contract backlog reports in form and substance satisfactory to Agent, within 45 days of fiscal quarter end;

       11.7 Monthly borrowing base certificates as of the end of each financial reporting period, dated within 5 days of such period, accompanied by supporting accounts receivable aging, an accounts payable aging and an unbilled receivables report acceptable to Agent (more frequently, if requested by Agent);

       11.8   Such other reports and information as requested by Agent.

12. CONDITIONS PRECEDENT: The obligation of the Lenders to fund and close the
              Credit Facilities is conditioned upon compliance by the Borrower with the following conditions:

       12.1 No material adverse change shall have occurred, as determined by Agent and Lenders in their sole discretion, in the business, operations, profits or prospects of Borrower, Parent or Subsidiary since the financial statements dated November 30, 2000, and Agent and Lenders shall have received assurances reasonably satisfactory to them (such as in the form of quarterly GAAP financial statements) that Borrower shall have, as of the closing date, met the financial performance projections dated November 7, 2000 as supplemented by quarterly projections heretofore delivered to Lender, adjusted to eliminate any post-closing savings.

       12.2 At the time of Closing, Borrower shall have unused loan availability of not less than $7,000,000 after giving effect to all transactions to occur at the Closing and after deducting the amount of accounts payable more than 30 days past due.

       12.3 Receipt of a report being prepared by Borrower, at the request of Agent and Lenders, with respect to an investigation and audit of the Real Property, the scope of which has
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David Ehrenfest Steinglass
ACAS Acquisition (Weston), Inc.
March 7, 2001
Page 7 of 14

              been defined by the Agent, showing that the Property is environmentally acceptable to the Agent and Lenders. All aspects of the environmental report and the review thereof by an independent environmental consultant acceptable to the Agent must be satisfactory to the Agent in all respects.

       12.4 There shall exist (a) no action, suit, investigation, litigation, or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality, other than the litigation listed on Schedule 5.8 to the Definitive Agreement and Plan of Merger dated March 7, 2001 (the "Definitive Merger Agreement") and the Summary of Current Significant Litigation dated March 2000 delivered by the Borrower to the Agent, and (b) no development in any of the pending matters disclosed in the deliveries referred to in (a) immediately above, that in Lenders' reasonable judgment (i) could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, or properties of Borrower, Parent or Subsidiary taken as a whole or which could impair Borrower's ability to perform satisfactorily under the proposed financing arrangement or (ii) could reasonably be expected to materially and adversely affect the transaction. As of the date of Closing the Borrower shall provide to the Agent a current Summary of Current Significant Litigation in a form consistent with that delivered prior hereto and referred to in (a) of this subsection.

       12.5 The execution and delivery, in form, substance and/or amounts acceptable to Agent and Lender, of Agent's customary agreements (which shall provide for, among other things, Agent's standard capital adequacy requirements and compensation and the rights of the Agent, in its discretion, to determine eligibility of the borrowing base collateral, to establish all necessary or appropriate reserves including, without limitation, environmental reserves, and to assess Agent's then standard fees for field examination and the preparation of written reports thereof, for amendments and waivers, Borrower's indemnification of Agent and Lenders, and consent to jurisdiction and venue as required by Agent), documents, instruments, financing statements, mortgages, pledges, guarantees, consents, evidences of corporate authority, certificates, insurance certificates and loss payee endorsements, opinions of counsel and such other writings and covenants (financial and otherwise) to confirm and effectuate the lending transaction as may be required by Agent and Lender and their respective counsel.

       12.6 The Borrower shall cooperate with Lenders in the syndication of the Credit Facility and shall meet with prospective lenders as may be reasonably requested by Agent.

       12.7 Agent and Lenders shall be fully satisfied with the results of a field examination performed prior to Closing of Borrower's books, records, financial condition and performance as well as the value of the collateral and of Borrower's ability to provide accurate reporting of unbilled accounts receivable.

       12.8 Receipt by Agent of evidence of policies of insurance for the Borrower, with terms of
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David Ehrenfest Steinglass
ACAS Acquisition (Weston), Inc.
March 7, 2001
Page 8 of 14

              coverage and endorsements as may be required by Agent, consistent with the policies described on Schedule 5.23 of the disclosure schedules to the Definitive Merger Agreement.

       12.9 The Agent and Lenders will be furnished with the written opinion of counsel of the Borrower (and of the Guarantors) reasonably satisfactory in form and content to the Agent and Lenders.

       12.10 Agent's receipt of an ALTA title policy by a title insurance company satisfactory to Agent in an amount to be determined by Agent that Agent's mortgage on the real property constitutes a valid and perfected first lien in Agent's favor, without any exceptions not acceptable to Agent and Lenders.

       12.11 Agent and Lenders' full satisfaction that the terms and conditions of all agreements relating to the Acquisition and Merger and all transactions, agreements and documents relating thereto, are consistent with the terms of the Definitive Merger Agreement.

       12.12 Successful consummation of the Acquisition and Merger without any amendments, modifications or waivers thereto which are not acceptable to Agent and Lenders.

       12.13 Evidence satisfactory to Agent and Lenders that the Borrower has amended the 401K and "pay-for-performance" bonus plans to obtain projected cash savings as set forth in projections provided to Lenders by Parent.

       12.14 Evidence satisfactory to Lenders of Borrower's receipt of a cash equity contribution of at least $3,500,000, and cash proceeds of subordinated notes of at least $27,000,000 (the "Subordinated Debt") upon terms and conditions consistent with the financing term sheet from American Capital Strategies, Ltd., dated March 7, 2001 or otherwise acceptable to Agent and Lenders. To the extent that, exclusive of Weldon Springs, the Borrower reduces the level of ineligible receivables or collects cash from sources other than accounts included in the borrowing base ("Net Cash"), both measured as of the January 26, 2001, the amount of Subordinated Debt funded at Closing may be reduced by the lesser of $2,000,000 or the sum of the Net Cash, provided the R/E Term Loan balance is reduced by $1,000,000 at Closing. Furthermore, to the extent that the Borrower receives a cash equity contribution in excess of $3,500,000, the Subordinated Debt may be reduced by the difference between the cash equity contribution and $3,500,000. The cash equity contribution will be netted against any loans to management made by the Borrower in connection with an equity purchase. The reduction to Subordinated Debt shall be limited to $2,000,000 in aggregate.

       12.15 Agent's receipt of a Subordination Agreement between American Capital Strategies, Ltd., and the Agent and Lenders with terms and conditions acceptable to Agent and Lenders, which shall include, among other things, an acceptable standstill period, no

David Ehrenfest Steinglass
ACAS Acquisition (Weston), Inc.
March 7, 2001
Page 9 of 14

              restrictions on Lenders' ability to deal with collateral or amend or modify loan documents, consent to Agent and Lenders providing financing on a priming and/or superpriority basis in the event of a Bankruptcy Case and subordination to such financing;

       12.16 Except as hereinafter provided, Net Billings in Excess of Costs shall be limited to $8,000,000 with all amounts exceeding such limit to be reserved from collateral availability. "Net Billings in Excess of Costs" shall be defined, as Billings in Excess of Costs calculated by account debtor excluding invoices that have been deemed by Agent ineligible for any reason. If the R/E Term Loan is partially or totally repaid from the proceeds of the sale of a portion of the real estate, an appraisal of the remaining real estate shall be conducted by an appraiser acceptable to the Lenders and

              12.16.1 if the difference between 70% of the appraised value of the real estate and the remaining principal balance of the R/E Term Loan (the "R/E Equity") is greater than $5,200,000, the cap on Net Billings in Excess of Costs shall remain at $8,000,000; and

              12.16.2 if the R/E Equity is less than $5,200,000, then the cap on
                      Net Billings in Excess of Costs shall be reduced by an amount equal to 70% of the difference between $5,200,000 and the R/E Equity, but in no event will the cap on Net Billings in Excess of Costs be less than $5,000,000.

              Once the remaining real property has been sold, the cap on Net Billings in Excess of Costs shall be reduced to $5,000,000.


       12.17 Agent's full satisfaction that Borrower has obtained any necessary governmental consent or approvals and that Borrower is in compliance with all applicable laws, rules and regulations in connection with the Acquisition and the Merger.

       12.18 Agent and Lenders' receipt of pro forma GAAP and fair salable value opening balance sheets dated as of the closing date which balance sheets shall reflect the consummation of the Acquisition and the Merger and no material changes from the most recent pro forma balance sheet previously delivered to Lenders and Lenders' reasonable satisfaction that Borrower is adequately capitalized, that the fair salable value of Borrower's assets will exceed its liabilities at Closing, and that Borrower will have sufficient working capital to pay its debts as they become due.

       12.19 After a reasonable transition period following the Merger, Borrower shall maintain Bank of America as its principal depositary bank, including for maintenance of operating, administrative, cash management, collection activity and other deposit accounts for the conduct of its business.

       12.20 The commitment of each of Bank of America, N.A. ("BAC") and Fleet Capital Corporation (Fleet"), to make loans as a Lender as part of the Credit Facility is limited to 50% of the total loans under the Credit Facility and will not exceed $20,000,000 in

David Ehrenfest Steinglass
ACAS Acquisition (Weston), Inc.
March 7, 2001
Page 10 of 14

              maximum principal amount of loans under the Revolving Credit Facility or $5,000,000 with respect to the R/E Term Loan, is conditioned on BAC serving as Agent and both Fleet and BAC making available to Borrower an equal commitment and an equal amount of loans under the Credit Facility and is subject to all of the terms and conditions of this letter.

       12.21 No event shall have occurred and no condition shall exist which constitutes a default or an event of default under the loan documents.

       12.22 Prior or at the closing, the Borrower shall have executed and delivered to the Agent both Fee Letter A and Fee Letter B, or a counterpart thereof.

       12.23 Information Disclosure. As soon as available but at least ten (10) days prior to closing, the Borrower shall deliver to the Agent or its counsel:

                                   i. A photocopy of the Articles of
                     Incorporation and Bylaws of the Borrower, together with all amendments;

                                   ii. A Certificate of Good Standing of the
                     Borrower from the state of its incorporation and each jurisdiction in which it is qualified to do business;

                                   iii. A photocopy of the Articles of
                     Incorporation and Bylaws, Articles of Organization and Operating Agreement, or Certificate of Limited Partnership and Limited Partnership Agreement, as applicable, of each Guarantor, together with all amendments;

                                   iv. A Certificate of Good Standing for each
                     Guarantor from its jurisdiction of formation and each jurisdiction in which it is qualified to do business;

                                   v. The resolutions of the Borrower and each
                     Guarantor, including the authorization of the execution, delivery and performance of the Financing Documents and the names and titles of the officer(s) or representative(s) of the Borrower or Guarantor (as applicable) authorized to sign the Financing Documents;

                                   vi. A list showing the street address, city
                     or county and state of the Borrower's chief executive office and of any other location where the Borrower conducts or has a place of business;

                                   viii. A list showing the street address, city
                     or county and state of each Guarantor's chief executive office and of any other location where each Guarantor conducts or has a place of business;

                                   ix. A copy of the Borrower's property and
                     casualty

David Ehrenfest Steinglass
ACAS Acquisition (Weston), Inc.
March 7, 2001
Page 11 of 14

                     insurance policies insuring buildings and improvements and personal property on the Land in amounts consistent with those set forth on Schedule 5.23 of the Definitive Merger Agreement;

                                   x. A copy of the Borrower's flood insurance
                     policy in an amount satisfactory to the Agent or the maximum limit of coverage available, whichever is less, if the real property on which Borrower's facility in West Chester, Pennsylvania, is located (the "Land") is in a special flood hazard area, or, if the Land is not located in a special flood hazard area, a signed statement to that effect from the insurance agent or broker of the Borrower;

                                   xi. An environmental audit or report on the
                     Land received by the Borrower, or such other evidence as the Borrower shall have received that the Land currently complies with all environmental laws, ordinances, orders or decrees of any state, federal, municipal or other governmental body or agency applicable to the Land and no hazardous substances or toxic wastes or materials have been or are manufactured, stored or disposed of in, on or about the Land;

                                   xii. A current ALTA survey reasonably
                     satisfactory in all respects to the Agent on the Land, prepared by a registered land surveyor or engineer satisfactory to the Agent and certified to the Agent and the Lenders, showing (1) the location on such Land of all buildings, structures and other improvements and established building setback lines, (2) the boundary lines of such Land, (3) all access and other easements appurtenant to such Land or necessary for the use of such Land, (4) all roadways, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting such Land, whether recorded or apparent from a physical inspection of such Land, (5) any encroachments on any adjoining property by the buildings or other structures on such Land, and (6) such other items as may be reasonably required by the Agent;



       The summary of terms and conditions contained herein is not meant to be, nor should it be construed as, an attempt to define all of the terms and conditions of the transaction contemplated hereby, nor is it intended to reflect specific document phrasing that will exist in the loan and security agreement. It is intended only to outline the basic points of business understanding around which binding legal documentation will be negotiated and/or structured. Further negotiations will not be precluded by the issuance of this letter or by acceptance by the Borrower.

       All out-of-pocket fees and expenses incurred by Agent in connection with the documentation of the Credit Facility and Agent review and due diligence, such as reasonable legal (including the allocated costs of in-house counsel to Agent), title insurance, field examination and any appraisal expenses incurred after the date of this letter, together with an allocated charge of $750 per day per field examiner, shall be paid by Borrower or Parent whether or not the transaction herein contemplated is consummated.

David Ehrenfest Steinglass
ACAS Acquisition (Weston), Inc.
March 7, 2001
Page 12 of 14

Borrower and Parent, are jointly and severally obligated to make continuing deposits to reimburse out of pocket costs upon the request of Agent. In the event that Borrower declines for any reason to borrow from Lender, or the transaction is not consummated for any other reason whatsoever, Agent shall be entitled to retain the full amount of all deposits and the Commitment Fee as compensation for administrative costs incurred and damages sustained. Borrower's obligation for costs and expenses shall survive termination of this letter.

       This letter is solely for the benefit of Borrower and may not be relied on by any other party without the prior written consent of Agent. Agent and Lender give the Borrower permission to summarize the contents of this letter in disclosure documents required by the securities laws in connection with the Merger.

       By acceptance of this letter, Parent agrees to indemnify and hold Agent and each of the Lenders, each of its or their respective affiliates and each of its or their respective directors, officers, employees, agents, attorneys and consultants, harmless from and against any and all losses, claims, damages, liabilities and expenses (including fees and disbursements of counsel) that may be incurred by or asserted against any such indemnities in connection with or arising out of any documentation, investigation, litigation, proceeding or other matters related to the financing transactions herein described, this commitment letter or the credit facilities discussed herein, whether or not any such indemnities are a party to such documentation, investigation, litigation, proceeding or other matters and whether or not such financing transaction is consummated or any future documentation executed; provided, however, that no person shall have the right to be so indemnified hereunder for matters arising solely from its own willful misconduct or gross negligence. Neither Agent nor any Lender and its or their affiliates shall be responsible or liable to the Borrower, Parent or any other person for any special, indirect, punitive, exemplary or consequential damages, which may be alleged. The obligation contained in this paragraph will survive the closing of the Credit Facility and/or any termination of this letter.

       BORROWER AND THE PARENT HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS LETTER, ANY TRANSACTION RELATING HERETO, OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. This letter may only be amended, modified or revised in writing executed by the parties hereto.

       This letter supersedes and replaces all previous communications between the parties, written or oral. This commitment letter shall expire on March 19, 2001 unless an executed copy of this letter is returned to Agent along with a good faith deposit of $200,000 no later than 5 p.m. New York City time on or before such date.

       This letter agreement shall be governed by and construed in accordance with the law of the state of New York. This commitment, unless previously terminated as above provided, shall expire at 5 p.m. New York time on July 31, 2001 unless extended in writing by Lender in its sole discretion.

David Ehrenfest Steinglass
ACAS Acquisition (Weston), Inc.
March 7, 2001
Page 13 of 14

David Ehrenfest Steinglass
ACAS Acquisition (Weston), Inc.
March 7, 2001
Page 14 of 14

       If the foregoing is acceptable, please sign the enclosed copy of this letter and return it to Bank of America, N.A. with the required deposit. We look forward to working with you in the weeks ahead.

                                    Very truly yours,

                                    BANK OF AMERICA, N.A.            COMMITMENT
                                                                     -----------
                                                                     $25,000,000
                                    By: /s/ Lindsey Rheaume
                                       -----------------------------------------
                                    Name:  Lindsey Rheaume
                                         ---------------------------------------
                                    Title:  Senior Vice President
                                          --------------------------------------


AGREED AND ACCEPTED:
-------------------

ACAS ACQUISITION (WESTON), INC.     FLEET CAPITAL CORPORATION        COMMITMENT
                                                                     -----------
                                                                     $25,000,000
By: /s/ David Ehrenfest Steinglass  By: /s/ Michael Nieberding
   -------------------------------     -----------------------------------------
Name: David Ehrenfest Steinglass    Name:  Michael Nieberding
     -----------------------------       ---------------------------------------
Title: Executive Vice President     Title:  Senior Vice President
      ----------------------------        --------------------------------------
Date:                               Date:
     -----------------------------       ---------------------------------------